Exhibit 4.1
                     Specimen Common Stock Certificate

             INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA


            Nunber                                      Shares

                          Border Management, Inc.

This Corporation is authorized to issue 20,000,000 Preferred Shares at $.001 Par Value And 50,000,000 Common Shares at .001 Par Value

THIS CERTIFIES THAT  (NAME)  is the owner of  (LETTER AMOUNT), fully paid and
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nonassessable by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized offices and its Corporate Seal to be hereunto
affixed this        day of        A.D.
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President                               Secretary/Treasurer